Exhibit 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com

Press Release

FOR RELEASE: April 22, 2014

For Further Information:

At the Company:

Jeff Huebschen, Director, Investor Relations

952.912.5773

Jeff.Huebschen@gkservices.com

G&K Services Names Tracy Jokinen Chief Financial Officer

MINNEAPOLIS, MN, April 22, 2014 – G&K Services, Inc. (NASDAQ: GK) today announced it has selected Tracy C. Jokinen as the company’s next Chief Financial Officer, effective June 29, 2014. Jokinen will succeed Jeffrey L. Wright, who announced his planned retirement last October.

Jokinen joins G&K from the Valspar Corporation, a global manufacturer of paints and coatings, where she worked for 22 years in positions of increasing responsibility within the company’s finance organization. Most recently, she served as Valspar’s Vice President, Corporate Finance, where she led the company’s tax, treasury, investor relations, internal audit, operations finance, and corporate accounting functions. Her previous positions at Valspar included Vice President, Finance & Strategy, and Vice President, Corporate Controller & Chief Accounting Officer. She holds a bachelor’s degree in accounting from Saint Cloud State University.

“Tracy is a respected finance leader, who will be a terrific addition to G&K’s executive team,” said Douglas A. Milroy, Chief Executive Officer. “Tracy brings the right combination of financial expertise, strategic perspective, and proven leadership to help G&K continue to advance our Game Plan and deliver profitable growth.”

G&K’s current Chief Financial Officer, Jeffrey L. Wright, will continue in his position through June 28, 2014, after which he will remain with the company through a short transition period.

“I’d once again like to thank Jeff for his 15 years of leadership at G&K and for his support ensuring a smooth transition,” continued Milroy. “We wish Jeff and his family all the best in his retirement.”

About G&K Services, Inc.

G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.